Exhibit 99.1

NEWS Contact: Erin Wolford (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE APPOINTS SABIR SAMI TO ITS BOARD OF DIRECTORS

NEWPORT BEACH, Calif., September 14, 2026 – Chipotle Mexican Grill (NYSE: CMG) today announced a new addition to its board of directors, Sabir Sami, effective immediately.
Sabir Sami brings more than 30 years of global consumer and restaurant industry experience, including 16 years at Yum! Brands Inc., where he held a series of senior leadership roles across KFC, Taco Bell and Habit Burger & Grill. Most recently, Mr. Sami served as chief executive officer of KFC from January 2022 to February 2025, with global responsibility for the brand’s strategy and performance and reporting directly to the chief executive officer of Yum! Brands. Previously, he served as KFC’s chief operating officer and managing director of KFC Asia, leading the brand’s global operations team while overseeing markets across Thailand, India, Central Asia and Greater Asia. Mr. Sami also served as managing director of KFC’s Middle East, North Africa, Pakistan and Turkey markets. During his tenure at Yum! Brands, he held leadership roles across all three of the company’s brands, including serving as general manager of Yum! Canada and in general manager roles for KFC’s Canada and Turkey businesses. Before joining Yum! Brands in 2009, Mr. Sami held various leadership roles at Procter & Gamble, The Coca-Cola Co. and Reckitt Benckiser.
In addition to his role at Chipotle, Mr. Sami serves as a director of Sami Advisory, a business consulting firm he founded in August 2025. He also serves on the Board of Directors of Save the Children Canada. Mr. Sami holds an MBA from the University of Karachi in Pakistan.
“I’m thrilled to join Chipotle’s Board at such an exciting time for the company. With an iconic brand and global fanfare, Chipotle has an immense opportunity to bring its craveable menu to more guests around the world. I look forward to helping the company realize its significant potential.”
With the change announced today, Chipotle’s Board of Directors will be composed of 11 directors, 10 of whom are independent. Mr. Sami brings significant global restaurant industry and operational expertise to the board. The board remains committed to ongoing refreshment and will continue to evaluate highly qualified independent director candidates who bring relevant experience and perspectives aligned with Chipotle’s long-term strategy.

“Sabir brings deep restaurant operating expertise and a proven track record leading brands across international markets,” said Scott Maw, Chairman. “That experience will be invaluable as we scale Chipotle with intention, strengthen our operations and expand access to our brand around the world.”
ABOUT CHIPOTLE
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 4,200 restaurants as of June 30, 2026, in the United States, Canada, the United Kingdom, France, Germany, and the Middle East and it is the only restaurant company of its size that owns and operates all its restaurants in the United States, Canada and Europe. With nearly 140,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit chipotle.com.